Exhibit 10.14

Business Cooperation Agreement	Private and Confidential	Ecological Chain 2017-5-10 Template

Business Cooperation Agreement

Party A: Xiaomi Communications Co., Ltd.

Address: Level 9, Phase II, the Rainbow City of China Resources, No. 68 Qinghe Middle Road, Haidian, Beijing

Tel: 010-56343888

Fax: 010-56343666

Party B: Anhui Huami Information Technology Co., Ltd.

Legal Representative: Huang Wang

Address: Block H8, No. 2800 Chuangxin Way, Innovation Industrial Park Phase II, High-Technology Zone, Hefei (230088

Tel: 551-65837200

Fax:

WHEREAS, the Parties are in desirous of cooperating with each other, and therefore, upon friendly consultations, the Parties hereby enter into an agreement regarding the manner and related matters of the proposed cooperation in relation to Xiaomi’s customized products as follows:

1.	Scope of this Agreement

This Agreement shall apply to all the customized products provided or to be provided by Party B to Party A (“Xiaomi’s Customized Product”, or “XCP”). For details of any specific XCP, please refer to Appendix IV “Xiaomi’s Customized Product Project Agreement” which is to be entered into between the Parties prior to the launch of such XCP.

2.	Mode of Cooperation

2.1	Party A shall designate the proposed trade-mark, industrial design (“ID”) and package design and other designs as applicable to be used for XCP (as defined in Clause 3.1). Party B shall be responsible for the integrated development, manufacture and supply of XCP, and shall manufacture and deliver XCP in accordance with the purchase orders of Party A (“PO”). XCP shall, to the maximum extent permitted by the market, reflect the Huami brand, or otherwise specify that XCP is designed, developed and manufactured by Party B.

2.2	Party A shall provide its PO forecast to Party B based on its market projection. Party B shall be responsible for the R&D and manufacture of XCP and shall deliver XCP to the warehouse designated by Party A. Party A shall be responsible for the marketing and sales of XCP.

2.3	The Parties agree that Party A shall be the exclusive distributor of XCP and have the right to sell XCP through all channels, including without limitation, domestic, overseas, online or offline and other channels. Party B shall not sell XCP to any other distributors, provided that Party B may display XCP on its own website, WeChat, Weibo or other online platforms and within its office and place of business.

2.4	Party B shall sell XCP to Party A on cost basis, and the profit generated from Party A’s sale of XCP provided by Party B shall be allocated between Party A and Party B in the proportion of 1:1. The Parties may negotiate separately to determine a different profit share proportion for certain model or batch of XCP.

3.	Definitions

3.1	Xiaomi’s Customized Product or XCP: means a product manufactured or sold under a brand belonging to Party A, and/or a product under Party B’s own brand but determined by mutual agreement between the Parties as a XCP.

1 / 15

Business Cooperation Agreement	Private and Confidential	Ecological Chain 2017-5-10 Template

3.2	Profit of XCP: means the selling price of XCP – Party A’s Costs – Party B’s Costs

3.3	Costs and Quotations

3.3.1	Party A’s Costs means any shipping cost, customs duty, [consumption tax], [ ] and any other costs and expenses accepted by the Parties incurred by Party A in selling the XCP under this Agreement.

Calculation of shipping cost: the shipping cost shall be calculated based on the actual cost of shipping in the case of a single product (one single product in one logistic box), and shall be proportionated based on the selling price of each product in the case of more than one products in one logistic box.

3.3.2	Party B’s Costs shall include the followings:

3.3.2.1	Costs of raw materials: for any cost of raw material, the serial number, model and specifications, unit, quantity, and unit price of the purchased materials, and the full name and contact information of the supplier/agent shall be specified.

3.3.2.2	OEM costs: details of the costs and expenses in connection with OEM shall be specified in the OEM costs.

3.3.2.3	Amortization of mold and tooling: (in accordance with the template provided by Party A)

Formula for Calculation of amortization of mold and tooling:

Amortization of mold and tooling for each product = total costs of mold and tooling / (times of design for mold and tooling* number of mold cavity)

3.3.2.4	Logistic costs: means the converted or estimated logistic costs for the delivery of products from Party B’s manufacturer to warehouse designated by Party A (in accordance with the template provided by Party A).

3.3.2.5	Others: license fee or other expenses in relation to third party’s intellectual property rights paid by Party B (including details provided in the cooperation agreement between Party B and such third party, invoices and remittance evidences).

3.3.3	Quotations shall not include the following costs and expenses: Party B’s profit and indirect costs (including without limitation, the management fee, water and electricity costs, depreciation, after-sale service fees and other indirect costs).

3.3.4	All quotations under this Agreement shall be inclusive of tax (and shall only include value-add tax of 17%).

3.3.5	In the event that Party A is not agreeable to Party B’s Costs, Party A shall be entitled to procure, under the same terms and conditions, in such other manners including without limitation the followings:

3.3.5.1	Party A may procure directly from a supplier, and Party B shall be responsible for the inspection and acceptance, inventory taking, management and use of (the materials); or

3.3.5.2	Party A may make available relevant procurement channel to Party B, and Party B shall enter into a procurement agreement with the supplier suggested by Party A upon the terms and conditions designated by Party A.

3.3.6	In whichever way mentioned above, Party B undertakes to use the materials and ancillary materials which are confirmed by Party A or procured in accordance with Clause 3.3.5.1 or 3.3.5.2 in the products to be provided to Party A. Remark: Only direct costs shall be calculated by the Parties in the cooperation mode and profit share between the Parties.

2 / 15

Business Cooperation Agreement	Private and Confidential	Ecological Chain 2017-5-10 Template

The one-time cost (such as R&D, certification*, sales or marketing) shall not be included in costs.

*note: it refers to costs for certification targeted at domestic market only. The certification costs incurred in overseas market shall be discussed separately by the Parties on case by case basis as to whether to include in costs or how to allocate between the Parties.

3.3.7	Each Party shall bear its own costs in relation to management, depreciation of water and electricity (facilities), business operation and others.

3.3.8	With respect to the after-sale maintenance/after-sale service fees/online and offline customer services, subject to Appendix V “Framework Agreement on Quality of Supplied Products”, each Party shall bear its own after-sale service fees for defects occurred within the agreed defect ratio. (For details of provisions in relation to after-sale services, please refer to Appendix VI “After-sale RMA Agreement” to be entered into upon the launch of products.)

3.4	Procurement, Inspection and Acceptance

3.4.1	BOM record: Party B shall provide the Bill of Materials (“BOM”) in a form designated by Party A, and provide a valid quotation in accordance with the template provided by Party A after the entry of BOM is successfully recorded in Party A’s system.

3.4.2	Procurement Price: means Party B’s Costs (as defined in Clause 3.2.2).

3.4.3	PO: means the “Purchase Order” confirmed by the Parties with signature of the respective authorised representative and stamp of each Party affixed during the effective term of this Agreement.

3.4.4	Turnaround Period: means the period commencing from the date of Party B’s valid acceptance in a confirmative manner of the PO issued by Party A until the date of signing of the acknowledged receipt of goods by the recipient designated by Party A.

3.4.5	Initial Inspection: means the inspection of the quantity, packaging, packing and other conditions of the products conducted by the designated recipient without unpacking the products or the use of any inspection device, upon delivery of products under a PO by Party B to the designated location.

4.	Performance of PO

4.1	A PO shall become valid upon Party B’s confirmation by signing on and affixing stamp to the PO issued by Party A which shall be returned to Party A within three days upon receipt. Should Party B fail to confirm or return the PO within the abovementioned period, it shall be deemed that Party B has no objection to the information specified in the PO, and the PO shall constitute a valid PO. Party B shall fully comply with all the terms and conditions under the valid PO and inform Party A in writing on a regular basis of the delivery plan of the outstanding valid PO.

4.2	The XCP manufactured by Party B under this Agreement shall only be supplied to Party A. Without the written consent of Party A, Party B shall not supply XCP to any third party other than Party A in any manner or through any channel, including without limitation, domestic, international, online or offline channel. In the event of Party B’s breach of this clause, Party A shall be entitled to terminate this Agreement and claim against Party B for all the economic losses suffered by Party A, and to take any possible measures to prevent further losses.

3 / 15

Business Cooperation Agreement	Private and Confidential	Ecological Chain 2017-5-10 Template

4.3	Party B shall pack the products to be shipped in an appropriate manner suitable for the nature and delivery time of the products. The shipping costs and liabilities shall be allocated as follows: the shipping costs shall be included in Party B’s Costs, and the logistic risks and relevant liabilities shall be borne by Party B.

4.4	Party B shall deliver products to the location specified in the valid PO. The recipient designated by Party A shall conduct Initial Inspection and sign the acknowledged receipt of goods for the acceptance of the products that pass the Initial Inspection. After the Initial Inspection, Party A shall have the right to conduct further inspection. Any product that fails to pass the further inspection shall be returned to or exchanged by Party B at the request of Party A. Such further inspection shall be conducted no later than 15 working days after the delivery of products by Party B to the designated location. Should Party A or the designated recipient fail to raise objection after such 15 working days’ period, the products shall be deemed to have passed the further inspection.

4.5	In the event that Party B is unable to deliver products on time, Party B shall inform Party A in writing at least 15 working days prior to the agreed date of delivery under the relevant PO the revised date and quantity of delivery, and Party A shall, within 5 working days, confirm the revised date and quantity of delivery or otherwise agree with Party B separately on matters in relation to the delivery. Should Party A fail to raise any express objection to the revised date and quantity of delivery or enter into a separate agreement in relation to the delivery with Party B within the abovementioned period, it shall be deemed that Party A has no objection to the revised date and quantity of delivery. Party B shall remain liable for any loss of Party A caused by the failure of Party B to deliver on the originally agreed delivery date. In the event that Party B fails to deliver in accordance with the revised date and quantity of delivery, Party B shall pay the liquidated damages to Party A at an amount equivalent to 0.3% of the total value of the PO for each day of delay in delivery. In the event that the delivery is delayed for more than ten days, Party A shall be entitled to cancel the PO, and Party B shall compensate Party A any direct loss suffered by it therefrom (excluding any indirect, derivative or incidental loss) except for those as a result of force majeure.

5.	Pricing, Payment and Profit Share

5.1	The Parties confirm that the selling price of all XCP having been or to be jointly developed by both Parties (including the selling price of XCP to be sold by Party A to its end-users through its own channels of sale, the discount to be offered to end-users on regular or irregular basis, or the re-sale price of XCP to be resold by Party A to other distributors or end-users) shall be jointly determined by both Parties upon consultations.

5.2	The purchase price: shall be settled in accordance with PO.

5.3	Party B’s share of profit: Party A shall prepare a statement of profit share on the 5th working day of each month for the total number of XCP sold in the preceding month which shall be sent to Party B for confirmation. Party B shall, upon confirmation, issue to Party A the VAT invoices of equivalent amount for each of the corresponding products specified in such statement. Party A shall pay to Party B to the following account designated by Party B within 10 working days upon receipt of the accurate invoice issued by Party B:

Account Name:

Bank Name:

Account Number:

5.4	The calculation of profit share shall be based on actual sales volume of XCP for the period of settlement.

4 / 15

Business Cooperation Agreement	Private and Confidential	Ecological Chain 2017-5-10 Template

6.	Rights and Obligations of the Parties

6.1	Party B shall ensure that XCP shall not be treated with less favorable conditions and benefits than the other products under Party B’s own brands in the process of manufacture, processing or procurement.

6.2	In the event of any change to Party B’s BOM costs in relation to XCP, Party B shall, within 3 working days from the date of such change, provide an updated list of costs to Party A in accordance with the composition of costs as defined in Clause 3.2. Party A shall be entitled to request Party B to provide the cooperation agreement between Party B and its OEM manufacturer/supplier, invoices, receipts and other supporting documents. If there is any adjustment in the price of raw materials, OEM costs, shipping or other costs and expenses, Party B shall specify in BOM the prices before and after the change and the implementation date of such change, and make price adjustment accordingly in the latest PO after approved by Party A. In the meantime, Party B is obliged to ensure that Party A is empowered to contact suppliers directly for verification. The letter of authorization granted by Party B in favor of Party A “Letter of Authorization on Equal Rights to Information and Rights of Verification” shall be executed as Appendix II to this Agreement together with the execution of this Agreement.

6.3	In the event of any decrease in price of raw materials, OEM costs, shipping or other costs and expenses and Party B fails to inform Party A or make remarks or adjustments accordingly in BOM provided by it, Party A, upon discovery of such fact, shall be entitled to immediately terminate any PO which have been issued (for the avoidance of doubt, Party A shall be entitled to cancel the PO unilaterally regardless of whether Party B has confirmed such PO) and to impose a penalty on Party B for its negligence. The calculation of such penalty shall be as follows:

Amount of penalty = the difference in costs * the accumulated volume of sales after the change in costs of the products * 10;

6.4	Party B shall be entitled to request Party A to provide details and supporting written documents to evidence the average selling price and Party A’s Costs in the statement of profit share provided pursuant to Clause 5.3. In the event of any change to the selling price or Party A’s Costs and Party A fails to inform Party B or make adjustments accordingly in calculating the single product’s gross profit, Party B shall be entitled to impose a penalty on Party A for its negligence. Party A shall procure products from Party B in accordance with the agreed PO, which is binding on both Parties. A Party (“Defaulting Party”) shall compensate the other Party for any losses arising from the non-compliance of such Defaulting Party with the order plan, and the amount of compensation shall not be more than the actual loss of the other Party (“Non-defaulting Party”) which exclude any indirect or expected loss or any loss which is unpredictable in advance by the Defaulting Party.

6.5	Party B shall inform Party A in advance before it changes any product’s key-part or assembly supplier. The management of such change shall comply with provisions in Appendix V “Framework Agreement on Products’ Quality”.

6.6	Party B undertakes that the products’ performance and quality shall meet the requirements of Party A, and acknowledges and agrees to unconditionally accept and comply with the after-sale services, return and exchange and other relevant policies of Party A.

6.7	Party B shall be liable for any and all costs and expenses as well as the legal responsibilities arising from any potential safety issue or any other issue in XCP due to Party B’s reason that would cause personal injury or damages to the property of end-users. For details please refer to Appendix V “Framework Agreement on Products’ Quality”, and Appendix VI “After-sale RMA Agreement” to be executed by the Parties.

5 / 15

Business Cooperation Agreement	Private and Confidential	Ecological Chain 2017-5-10 Template

6.8	The Parties shall collect, use and transmit users’ data in accordance with Appendix III “User Data Policy”.

6.9	The Parties agree that matters in relation to any patent and intellectual property right arising from the provision of services in relation to XCP shall be govern by Appendix I “Terms of Intellectual Property Rights”.

7.	Confidential Information

7.1	The Parties agree that the trade secret in relation to the cooperation between the Parties shall include, without limitation, all material, correspondence in the course of collaboration and any other non-public commercial or technical material or information provided by a Party to the other Party pursuant to this Agreement (the “Trade Secret”).

7.2	The receiving party shall keep the Trade Secret of the disclosing party confidential, and shall not disclose the same to any third party or use for any purposes other than for the cooperation between the Parties under this Agreement, regardless of whether such Trade Secret is obtained in oral, written, visual or other forms, unless a prior written authorization from the disclosing party is obtained by such third party for the disclosure of such Trade Secret.

7.3	The receiving party shall hold the Trade Secret using the same degree of care as it normally exercises to protect its own trade secret, but in no event less than reasonable and prudent care. The receiving party shall be liable for any losses arising from any disclosure of the Trade Secret of the disclosing party caused by the negligence or willful misconduct of the receiving party.

7.4	Neither Party shall, during the effective term of this Agreement and within two years after the termination of this Agreement, divulge the Trade Secret of the other Party or use the intellectual property rights or the Trade Secret of the other Party for purposes other than those permitted under the scope of cooperation pursuant to this Agreement.

8.	Liabilities for Breach of Contract and Termination of Agreement

8.1	Any breach of this Agreement, Appendixes or POs shall constitute a breach of this Agreement. A Party in breach of this Agreement (“Defaulting Party”) shall be liable for the losses of the other Party (“Non-defaulting Party”) caused by its breach, including the costs and expenses in relation to investigation, arbitration, litigation and legal fees incurred by the Non-defaulting Party in dealing with such incident of breach.

8.2	In the event that any claim, dispute, negotiation, sanction or litigation (“Claim”) brought up by any third party against a Party, or its affiliated company, distributer, direct or indirect customers (the “Affected Party”) due to any reason attributable to the other Party (the “Liable Party”), the Liable Party shall defend for the Affected Party, or at the request of the Affected Party, cooperate with the Affected Party in such defense to prevent damages to the interest of the Affected Party. Otherwise the Liable Party shall compensate the Affected Party for such damages (including the fees of lawyer or any third party engaged by the Affected Party, court fee and any compensation payable to third parties), provided that the compensation of the aforesaid losses shall be made subject to the following conditions to be satisfied by the Affected Party:

8.2.1	The Affected Party shall inform the Liable Party in writing immediately upon receipt of the documents relating to the Claim issued by the third party or the governing authority.

8.2.2	The Affected Party shall consult with the Liable Party in the course of its communications or negotiations for settlement with the third party. At the request of the Liable Party who agrees to be responsible for all the economic and legal consequences, the Affected Party shall authorize the Liable Party to deal with the matter in all respects. The Affected Party may at its option and own costs engage an independent legal adviser to participate in the relevant proceedings.

6 / 15

Business Cooperation Agreement	Private and Confidential	Ecological Chain 2017-5-10 Template

8.2.3	The Affected Party shall submit the proposal for settlement to the Liable Party for approval before it can settle the dispute with the third party on its own or through mediation by the governing authority.

8.2.4	Notwithstanding the foregoing, in the event of any product quality issue, intellectual property right dispute or end-user’s privacy issue arising from products provided by Party B, Party A shall be entitled to, in its sole discretion, take all measures to resolve such issue in order to protect the reputation of its brands, including without limitation, using public relations tactics, defending in court, reaching a settlement with and/or making advance compensation to the third party, and all the costs and expenses incurred in settling disputes or resolving issues (including the fees of lawyer or any third party engaged by Party A, court fee and any compensation payable to third parties) shall be borne by Party B.

8.3	A Party shall be entitled to early terminate this Agreement and a PO (as the case may be) with written notice in the following circumstances:

8.3.1	A Party shall be entitled to early terminate this Agreement and a relevant PO with written notice in the event of the material breach by the other Party of its substantial obligations under this Agreement;

8.3.2	A Party shall be entitled to early terminate this Agreement and a relevant PO with written notice in the event that the other Party is declared bankrupt or insolvent, or is unable to perform this Agreement due to any other reasons, or its assets are transferred or received by its other creditors;

8.3.3	Party A shall be entitled to early terminate this Agreement and a relevant PO with written notice should the products delivered by Party B fail to meet the agreed standards of acceptance or quality requirements after three rounds of rectification;

8.3.4	Party A shall be entitled to early terminate this Agreement and a relevant PO with written notice in the event that Party B, without the prior written consent of Party A, delays in delivery for more than 10 times without reasonable reasons; or

8.3.5	A Party shall be entitled to early terminate this Agreement and a relevant PO with written notice in the event of any dispute on infringement of users’ personal information protection, or unauthorized disclosure of users’ data to any third party as a result of the other Party’s non-compliance with Appendix III “User Data Policy”.

8.4	Force Majeure

8.4.1	No Party shall be liable for any failure of performance of its obligations under this Agreement due to any event of force majeure including without limitation, fire, flood, typhoon, nature disaster and other unpredictable or unavoidable circumstances without the control of that Party. The period for the performance of obligations by a Party under this Agreement shall be extended automatically to a period equivalent to the time of non-performance by that Party directly or indirectly caused by such force majeure event. The Party affected by such force majeure event shall, within a reasonable period of time, issue a notice by facsimile or telefax and, within 15 days from the occurrence of the force majeure event, provide the documents evidencing such force majeure event issued by the relevant authority to the other Party.

8.4.2	Party A shall be entitled to terminate the relevant PO unilaterally should the obligations are no longer capable of being performed.

7 / 15

Business Cooperation Agreement	Private and Confidential	Ecological Chain 2017-5-10 Template

9.	Effectiveness

9.1	This Agreement is entered into by the Parties at Haidian, Beijing and shall take effect upon execution by the Parties and expire on the later date of the 3rd anniversary of the date of this Agreement or the completion date of the joint launch and sale of three models of XCP by the Parties. This Agreement shall be automatically extended for another two years upon its first expiration and the subsequent expiration of any extended term on the same terms and conditions unless an objection is raised by a Party in writing. A Party may raise its objection to any such extension of this Agreement in writing at least 60 days before the expiration of the term. A new model of XCP shall be constituted upon the execution of a new “Xiaomi’s Customized Product Project Agreement” and the use of a new name for marketing through all sale channels.

9.2	Each of the Parties understands and agrees that it has executed this Agreement on behalf of itself and its affiliated companies, and it is obliged to procure and ensure the compliance with and performance of this Agreement by its affiliated companies.

9.3	During the effective term of this Agreement, no Party shall amend or terminate this Agreement without the written consent of the other Party, except that a Party excises its right to unilaterally rescind or terminate this Agreement pursuant to this Agreement.

9.4	The Parties agree that this Agreement may be terminated through consultations in the event that the performance of this Agreement becomes unnecessary or impossible due to any force majeure event.

9.5	Expiration of this Agreement shall not affect the accrued rights and obligations of each Party under this Agreement and each Party shall continue to perform its obligations hereunder.

Regardless of the reasons for which this Agreement or any PO is early terminated or cancelled, clauses relating to product guarantee, intellectual property right, confidentiality, breach and other clauses of a surviving nature shall survive the termination or expiration of this Agreement and the relevant PO.

10.	Dispute Resolution

Any dispute arising from or in connection with the cooperation under this Agreement shall be settled by the Parties through friendly negotiations, failing which, such dispute shall be submitted to the people’s court where Party A is located. During the process of dispute resolution, except for the parts in dispute and pending litigation, the remaining provisions of this Agreement shall continue to be complied with.

11.	Miscellaneous

11.1	Variations of Agreement: No variation of this Agreement (including any supplement or revision) shall be effective unless it is in writing and duly signed by the Parties.

11.2	The Appendixes of this Agreement, namely, “Xiaomi’s Customized Product Project Agreement”, “Letter of Authorization on Equal Rights to Information and of Verification”, “Terms of Intellectual Property Rights”, “User Data Policy”, “Framework Agreement on Products’ Quality”, “After-sale RMA Agreement” and POs signed by the Parties shall constitute the integrated part of this Agreement with equal legal force and effect.

11.3	Any other matters not covered under this Agreement shall be negotiated by the Parties and a supplemental agreement shall be entered into in writing. The supplemental agreement shall have the same effect as this Agreement.

8 / 15

Business Cooperation Agreement	Private and Confidential	Ecological Chain 2017-5-10 Template

11.4	No express waiver to exercise or delay in exercising any right under this Agreement shall be deemed as a continuous waiver of such right or a waiver of any other rights under this Agreement.

11.5	In the event that any provision or part of this Agreement is held illegal or unenforceable, such provision or part shall be severed from this Agreement, and the effectiveness of the remaining provisions or parts shall not be affected, harmed or impaired in any way. Such illegal or unenforceable provision shall be replaced with the remaining legal and enforceable provisions or parts of this Agreement with the meaning and content as close as possible to that of such provisions or parts held illegal or unenforceable.

11.6	The headings or explanations contained in this Agreement are inserted for convenience of reference only, and shall not limit, restrict, extend or describe in any way the scope of this Agreement or the content of any provision herein.

11.7	This Agreement is made in three originals, each of which shall have equal legal force and effect. Party A shall hold two originals and Party B shall hold one original. This Agreement shall take effect upon due execution by the Parties.

[The remainder of this page is intentionally left blank]

9 / 15

Business Cooperation Agreement	Private and Confidential	Ecological Chain 2017-5-10 Template

(Execution Page)

XIAOMI COMMUNICATIONS CO., LTD.	ANHUI HUAMI INFORMATION TECHNOLOGY CO., LTD.
(Contract seal: /s/ Xiaomi Communications Co., Ltd.)	(Contract seal: /s/ Anhui Huami Information Technology Co., Ltd.)

10 / 15

Appendix I Terms of Intellectual Property Rights	Private and Confidential	Ecological Chain 2017-5-10 Template

Appendix I:

Terms of Intellectual Property Rights

1.	Ownership of Intellectual Property Right

1.1	All rights, interests or intellectual property rights contained in or in connection with the industrial designs arising from the design, development, manufacture or sale of Xiaomi’s customized products under this Agreement to which Party A has made substantial contributions shall be owned by Party A (“Party A’s ID”).

1.2	All rights, interests or intellectual property rights contained in or in connection with the industrial designs arising from the design, development, manufacture or sale of Xiaomi’s customized products under this Agreement independently conducted and completed by Party B, to which Party A has not made any substantial contributions shall be jointly owned by Party A and Party B (“Jointly-owned ID”).

1.3	All patents arising from the design, development, manufacture or sale of Xiaomi’s customized products under this Agreement (excluding Party A’s ID and Jointly-owned ID) shall be jointly owned by Party A and Party B (“Jointly-owned Patent”).

2.	Implementation and Management of Jointly Owned Intellectual Property Rights

The Parties shall manage and maintain the Jointly-owned ID and Jointly-owned Patent (collectively, “Jointly-owned IP”) in manners as follows:

2.1	Each Party shall have right to implement and use Jointly-owned IP without having to inform or share profits with the other Party.

2.2	The Parties agree that Party A shall be responsible for the application, registration, management and maintenance of the Jointly-owned IP and Party B shall provide assistance to Party A for the completion of the abovementioned matters in a timely manner. Unless otherwise specified, the costs and expenses for the application, registration, management and maintenance of the Jointly-owned IP shall be equally borne by the Parties. In the event that a Party waives its rights to any Jointly-owned IP, such Jointly-owned IP shall be transferred to the other Party to be solely owned by it, and the Party waiving its right to the Jointly-owned IP shall assist in the change of ownership of such Jointly-owned IP.

2.3	Each of the Parties shall enter into an agreement with each of its employees who participate in the design, development, manufacture or sale of Xiaomi’s customized products on the ownership of employee developed technical achievement, to ensure that the provisions regarding Party A’s ID and Jointly-owned IP under this Agreement are fully complied with by all concerned parties. In the meantime, each of the Parties shall ensure that its employees with such technical achievements shall be entitled to the lawful rights under the applicable laws and regulations.

2.4	No Party shall transfer or grant a license of the Jointly-owned IP to any third party without the prior consent of the other Party. Each Party shall have the right to commence litigation or arbitration proceedings or other legal actions against any third party who has caused an infringement of the Joint-owned IP, and shall consult with the other Party before the commencement of such proceedings or legal actions.

1 / 2

Appendix I Terms of Intellectual Property Rights	Private and Confidential	Ecological Chain 2017-5-10 Template

3.	Third Party Intellectual Property Rights

In accordance with the laws and regulations of the jurisdiction in which both Parties cooperate under this Agreement, and subject to the intellectual property right of any third party with respect to the products or services provided by Party B, the Parties agree as follows:

3.1	Party B undertakes that all licenses of the intellectual property rights necessary for manufacturing of products have been obtained. In the event of any claims brought up by any third party against Party A for any infringement of third party intellectual property rights in Xiaomi’s customized products manufactured by Party B and sold by Party A, Party B shall resolve the dispute independently, and shall compensate Party A for any cost (including without limitation, costs of litigation or arbitration or legal fees) and adverse effect caused to or loss suffered by Party A from such third party’s claim.

3.2	Party A shall consult with Party B before the sale of Xiaomi’s customized products in markets outside China, and shall consider, based on the information provided by Party B, whether there is any infringement of any third party intellectual property rights by Xiaomi’s customized products in that country or area. The Parties shall consult with each other friendly on the allocation of (potential) losses based on the characteristic of the customized products and the level of risk involved in the country where such product is sold. If Party A sells the products in a country or area where the risk of infringement of third party intellectual property rights has been informed by Party B, any cost or loss arising from such claim of infringement of third party intellectual property rights shall be first deducted from profits in the agreed proportion of profit share under the “Business Cooperation Agreement”, and the balance of such losses (if there is any) shall be compensated by the Parties after consultations.

3.3	Before signing of any purchase order by the Parties, Party B shall inform Party A of the licensing of third party intellectual property rights with respect to the products to be provided by Party B. Should Party B fail to disclose truthfully the licensing of intellectual property right to Party A which give rise to any dispute under Clause 3.1, Party A shall, other than the rights under Clause 3.1, have the right to request to terminate the agreement immediately, cease to perform any outstanding obligations thereunder, and claim against Party B for breach of this Agreement.

4.	Undertaking and License

4.1	In relation to the intellectual property rights with respect to Xiaomi’s customized products which are owned or controlled by Party B (“Party B’s IP”), Party B grants Party A and its affiliated companies a permanent, irrevocable and non-exclusively license, free of charge, with the rights to manufacture, use, sell, offer to sell, import, or entrust a third party to manufacture the relevant products.

XIAOMI COMMUNICATIONS CO., LTD.	ANHUI HUAMI INFORMATION TECHNOLOGY CO., LTD.

(Contract seal: /s/ Xiaomi Communications Co., Ltd.)	(Contract seal: /s/ Anhui Huami Information Technology Co., Ltd.)

2 / 2

Appendix II Letter of Authorization on Equal Right to Information and of Verification of The Authorized Person ’s
Customized Products	Private and Confidential	Ecological Chain 2017-5-10 Template

Appendix II:

Letter of Authorization on Equal Right to Information and of Verification of

The Authorized Person ’s Customized Products

Authorizer of equal right to information of Xiaomi’s Customized Products: Anhui Huami Information Technology Co., Ltd., having its principle place of business at: Block H8, No. 2800 Chuangxin Way, Innovation Industrial Park Phase 2, High-Technology Zone, Hefei.

The Authorized Person of equal right to information of Xiaomi’s Customized Products: Xiaomi Communications Technology Co., Ltd., having its principle place of business at: Level 9, Phase 2, Huarun Wucai City Shopping Mall, No. 68 Qinghe Middle Road, Haidian, Beijing

WHEREAS:

The cooperation relationships between the Authorizer and its suppliers, OEM manufacturers, and logistic service providers are bound by confidentiality agreements; and, the cooperation between the Authorizer and the Authorized Person in relation to the customized products requires the Authorized Person to obtain the equal right to information in supply of goods. Therefore, the Parties enter into an agreement as follows:

1.	The Authorized Person shall have the equal right to access to and verify information relating to, including without limitation, quality management, logistics and costs, as the Authorizer.

2.	The Authorized Person may, with this Letter of Authorization, request the collaboration partners of Xiaomi’s Customized Products to provide the relevant information.

3.	Details of Xiaomi’s Customized Products shall refer to “The Xiaomi’s Customized Product Project Agreement”.

4.	The Authorizer shall notify its suppliers, OEM manufacturers, or logistic service providers of matters under this Letter of Authorization within 5 working days from the execution of this Letter of Authorization and obtain the written consent of such suppliers, OEM manufacturers, or logistic service providers. Should the Authorizer fail to obtain such consents, the Authorized Person shall be entitled to suspend the cooperation with the Authorizer in relation to Xiaomi’s Customized Products.

5.	This Letter of Authorization is an integrated part of the Business Cooperation Agreement, and shall have the same legal effect as the Business Cooperation Agreement.

This Letter of Authorization is executed on October 23, 2017 by the Authorizer.

Authorizer:
ANHUI HUAMI INFORMATION TECHNOLOGY CO., LTD.

(Contract seal: /s/ Anhui Huami Information Technology Co., Ltd.)

1 / 1

Appendix III User Data Policy	Private and Confidential	Ecological Chain 2017-5-10 Template

Appendix III:

User Data Policy

5.	Definition of User Data

User Data means the data generated by or collected from users in the internet services, including the personal and non-personal information of users. Personal information of users shall mean personally identifiable data of users such as name, date of birth, identity card number, individual’s biological identity information, residential address and telephone number, and all other data which may be used independently or in combination with other data to identify the personal identity of users. Non-personal information of users shall mean the information other than the personal information of users recorded electronically or otherwise, such as the clicks of users.

6.	Scope of the Application of User Data Policy

Terms of this User Data Policy shall apply to collection, storage, transmission, use and disclosure of all User Data generated in the provision of service with respect to Xiaomi’s Customized Product (“XCP”). For the purpose of this clause, XCP shall include customized products which have been jointly developed and launched or are to be jointly developed in future.

7.	Ownership and Right of Use of User Data

7.1	Party B agrees to use Xiaomi’s account system independently on XCP, so that users may sign up and log into the Xiaomi account and further use the XCP together with the matched applications.

7.2	Party B agrees that the User Data collected during the provision of service with respect to XCP shall be jointly owned by the Parties and shall be stored, used and shared in accordance with the provisions of this User Data Policy.

7.3	(The User Data) shall be stored in the Xiaomi Ecological Cloud or other cloud server designated by Party A in accordance with Party A’s requirements, and Party B shall provide to Party A the secret key for decryption and the data format etc. on a regular basis.

7.4	To enhance the data’s value, Party B shall connect to the data platform of Party A at the request of Party A. Party A shall be entitled to use the User Data of XCP independently, and Party B shall use its best efforts to cooperate. Party A may at its sole discretion to determine the capacity of providing data to Party B on a win-win basis.

7.5	Party B shall be entitled to, for the purpose of Party B’s business and to the extent permitted by the applicable privacy laws and Xiaomi’s privacy policy, use the User Data referred to under this policy.

8.	Principles of Use of User Data

8.1	Principle of Informed Consent. Party B shall comply with the principle of informed consent in the collection, use, and disclosure of User Data. It shall explicitly inform users of the purpose, usage, scope and withdrawal mechanism of the collection of data and obtain consent from the users.

1 / 2

Appendix III User Data Policy	Private and Confidential	Ecological Chain 2017-5-10 Template

8.2	Principle of Necessity. Party B shall only collect user’s personal data to the extent that it is necessary for provision of service with respect to XCP. Party B shall develop a user experience improvement program if it requires to collect User Data for purposes other than provision of service but for improvement of user experience, which shall be explicitly notified to users for their consent.

9.	Rules of Use of User Data

9.1	It is the responsibility of Party B to develop comprehensive user agreement, privacy policy and user experience improvement program. Party B shall explicitly inform users of the purpose, usage, scope and withdrawal mechanism of the collection of data and obtain consent from the users. The abovementioned documents shall be reviewed and approved by Party A.

9.2	Party A agrees that Party B may use the User Data necessary for provision of service with respect to XCP, provided that such use (including without limitation, collection, use and disclosure) by Party B shall comply with provisions of Xiaomi’s privacy policy (http://www.miui.com/res/doc/privacy/cn.html).

9.3	Party B shall at the request of Party A develop the relevant rational technology, system and management practice, in relation to the User Data necessary to be used in provision of serves with respect to XCP. Software service (including App or plug-in) provided by Party B shall be cleared by Party A on data security. The standard of data protection of Party B shall be consistent with that of Party A.

9.4	Party B may disclose or grant a license to use to third parties the User Data to which this policy applies, with the prior written consent of Party A. Without Party B’s prior written consent, Party A shall not disclose or grant a license to use to third parties the User Data to which this policy applies if the volume of stored data (or the number of structured data) of Party B exceeds 25% of that of Party A and its affiliated companies. The volume of stored data of Party B shall be calculated based on the size of storage on Xiaomi Ecological Cloud, and the number of structured data of Party B shall be the number of structured data imported at the request of Party A. Party A shall be entitled to disclose or grant a license to use to third parties the User Data to which this policy applies before the abovementioned conditions are satisfied by Party B. Subject to the above, each Party shall comply with the provisions of laws and Xiaomi’s privacy policy in sharing data with third parties.

9.5	Party B shall comply with the provisions of this policy in the collection, transmission, use and disclosure of User Data, should Party B wishes to use the User Data under this policy in combination with the user data of Party B’s own products.

9.6	Party B shall inform Party A at least 3 months before it may provide service with respect to XCP outside mainland China so that Party A may evaluate the compliance of XCP with respect to data privacy in the country for the proposed sale of XCP. Party B shall collect, transmit and process the User Data in accordance with Party A’s requirements.

XIAOMI COMMUNICATIONS CO., LTD.	ANHUI HUAMI INFORMATION TECHNOLOGY CO., LTD.

(Contract seal: /s/ Xiaomi Communications Co., Ltd.)	(Contract seal: /s/ Anhui Huami Information Technology Co., Ltd.)

2 / 2